TCW FUNDS, INC.

                             ARTICLES OF AMENDMENT


     TCW FUNDS, INC., a Maryland corporation for which the principal office in the State of Maryland is in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

     FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:

     (A) To rename certain of the classes or series of the Corporation by striking out the third sentence of Article Sixth, paragraph (a) and inserting in lieu thereof the following:

          "Such shares initially are issuable in six classes or series designated as the TCW Galileo Core Equity Fund (1,667,000,000 shares); TCW Galileo High Grade Fixed Income Fund (1,667,000,000 shares); TCW Galileo High Yield Bond Fund (1,667,000,000 shares); TCW Galileo Latin America Equity Fund (1,667,000,000 shares); TCW Galileo Long-Term Mortgage Backed Securities Fund (1,666,000,000 shares); and TCW Galileo Mortgage Backed Securities Fund (1,666,000,000 shares).

     (B) To reflect certain changes in the names of classes or series of this Corporation by striking out the first sentence in Article Sixth, paragraph (b) and inserting in lieu thereof the following:

          "(b) Subject to the Board of Directors' power of classification and reclassification, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of TCW Galileo Core Equity Fund, TCW Galileo High Grade Fixed Income Fund, TCW Galileo High Yield Bond Fund, TCW Galileo Latin America Equity Fund, TCW Galileo Long-Term Mortgage Backed Securities Fund and TCW Galileo Mortgage Backed Securities Fund and of any additional class or series of Capital Stock of the Corporation (unless provided otherwise by the Board of Directors with respect to any such Additional class or series)."

     (C) By striking out the number "6." from Article Sixth, paragraph (b) 6. and further indenting this paragraph and redesignating it as (b) (6).

     (D) By striking out the third sentence of Article Sixth, paragraph (b)(9).

     The undersigned TCW Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its duly authorized officer who acknowledges that these Articles of Amendment are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, these articles of Amendment have been executed on behalf of TCW Funds, Inc. this 19th day of February 1993.


                                                TCW FUNDS, INC.




                                                By:               /s/
                                                   -----------------------------
                                                        Michael E. Cahill
                                                        Senior Vice President


Attest:




             /s/
--------------------------
Hilary G. D. Lord
Secretary